CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

MMC ENERGY, INC.
(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

The undersigned, Karl Miller, the Chief Executive Officer of MMC Energy, Inc., a Delaware corporation (the “Corporation”), hereby certifies:

FIRST: That the Board of Directors of the Corporation duly adopted by unanimous written consent certain resolutions setting forth the proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling for the submission of said amendment to the stockholders of the Corporation pursuant to Section 242(b)(2) of the General Corporation Law of the State of Delaware, and stating that such amendment will be effective only after approval thereof by the holders of a majority of the outstanding shares of common stock, par value $.001 per share, of the Corporation entitled to vote thereon.

SECOND: That thereafter, pursuant to resolutions of the Board of Directors of the Corporation, said amendment was submitted to the holders of all of the common stock of the Corporation, and a majority of such holders at a Special Meeting of Stockholders adopted the following resolution to amend the Certificate of Incorporation of the Corporation:

RESOLVED, that the Certificate of Incorporation be, and it hereby is, amended by deleting in its entirety the first paragraph of the present Article FOURTH and substituting in lieu thereof the following language:

“The Corporation is authorized to issue two classes of stock to be designated, respectively, “common stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 310,000,000 shares. 300,000,000 shares shall be common stock, each having a par value of one-tenth of one cent ($.001) 10,000,000 shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).

Effective at 11:59 p.m., Eastern Standard Time on April 19, 2007 (the “Effective Date”), every ten (10) shares of the Corporation’s common stock, par value $.001 per share (the “Old common stock”) issued and outstanding immediately prior to the Effective Time will be automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of common stock, par value $.001, of the Corporation (the “New common stock”) (and such combination and conversion, the “Reverse Stock Split”).

Notwithstanding the immediately preceding sentence, no fractional shares of New common stock shall be issued to the holders of record of Old common stock in connection with the foregoing reclassification of shares of Old common stock and the Corporation shall not recognize on its stock record books any purported transfer of any fractional share of New common stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old common stock shall be issued to Continental Stock Transfer and Trust Company, the transfer agent, as agent for the accounts of all holders of record of Old common stock and otherwise entitled to have a fraction of share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Date on the basis of the prevailing market prices of the New common stock at the time of the sale. After such sale and upon the surrender of the stockholders’ stock certificates, our transfer agent will pay to such holders of record their pro rata share of the total net proceeds derived from the sale of the fractional interests. Each stock certificate that, immediately prior to the Effective Date, represented shares of Old common stock shall, from and after the Effective Date, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New common stock into which the shares of Old common stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New common stock as set forth above) provided, however, that each holder of record of a certificate that represented shares of Old common stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New common stock into which the shares of Old common stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New common stock to which such holder may be entitled as set forth above.

A statement of the powers, designations, preferences, and relative participating, optional or other special rights and the qualifications, limitations and restrictions of the Common Stock and the Preferred Stock is as follows.”

THIRD: That this Certificate of Amendment to the Certificate of Incorporation herein certified has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Certificate of Incorporation on April 19, 2007.

/s/ Karl Miller
Karl Miller
Chief Executive Officer